Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-292857, 333-291601, 333-291602, 333-290198, and 333-286455) on Form S-3, (No. 333-274434) on Form S-4, and (Nos. 333-281418, 333-273862-01, and 333-261725-01) on Form S-8 of our report dated March 31, 2026, with respect to the consolidated financial statements of T1 Energy Inc.
/s/ KPMG LLP
Austin, Texas
March 31, 2026